EXHIBIT 10.1

                             LICENSE AGREEMENT

            THIS AGREEMENT, made and entered into as of March 24, 1998 by and among THE COLEMAN COMPANY, INC., a Delaware corporation (hereinafter referred to as "Licensor"), SIEBE PLC, an English corporation (hereinafter referred to as "Guarantor"), and RANCO INCORPORATED OF DELAWARE, a Delaware corporation and a wholly-owned subsidiary of Guarantor (hereinafter referred to as "Licensee").

                                WITNESSETH:

            WHEREAS Licensee desires to obtain a license to use the Licensed Mark (as defined below) in connection with the manufacture, merchandising, promotion, advertising, sale and distribution of the Merchandise (as defined below), and Licensor is willing to grant such license subject to all the terms of this Agreement:

            NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, Licensor and Licensee agree as follows:

      1.    Definitions

            The following definitions shall be applicable throughout this
Agreement:

            A. The term "Licensed Mark" shall mean the trademark "COLEMAN," and the variations thereof and associated logos set forth in Schedule A.

            B. The term "Licensed Merchandise" shall mean Merchandise (as that term is defined in Section 1.C below) that is approved by Licensor in accordance with Section 4 hereof and is sold or promoted by Licensee under the Licensed Mark.

            C. The term "Merchandise" shall mean smoke alarms, carbon monoxide detectors, heat detectors, flammable gas detectors and indoor air quality monitors.

            D. The term "Territory" shall mean the world.

            E. The term "Net Sales" shall mean the total invoiced price of the Licensed Merchandise shipped by Licensee to its customers, less federal, state and local sales, use and excise taxes, freight and insurance (if separately stated), and actual returns. Net Sales in any quarter shall be reduced by returns made in such quarter, regardless of when the sales of such returned items were made. For purposes of calculating Net Sales in the case of "direct ship", "first-cost" or F.O.B. sales made by Licensee hereunder, any Licensed Merchandise shipped by Licensee's contract manufacturer directly to a customer of Licensee shall be valued at Licensee's customary wholesale price to its trade customers, regardless of the actual invoiced price to the customer.

            F. The term "Stock Purchase Agreement" shall mean the Stock Purchase Agreement between Licensor and Licensee dated February 18, 1998.

            G. The term ("Term") shall mean the duration of this Agreement, as set forth in Section 3, and shall include any renewal period(s) as described therein.

      2.    License Grant

            A. Licensor hereby grants to Licensee an exclusive license throughout the Territory during the Term to all of Licensor's right, title and interest in and to the Licensed Mark for use as a trademark and service mark, solely in conjunction with the term "Sheltra," for use solely in connection with the manufacture, advertising, merchandising, promotion, publicity, use, sale, distribution and servicing of Licensed Merchandise, subject to all the terms and conditions of this Agreement. It is agreed that during the Term, Licensor shall not grant to any other entity, nor shall Licensor have, the right to use the word "Coleman" alone, or with other terms or symbols, in connection with Merchandise. It is further agreed that should the Term last through, and end upon the conclusion of, a Second Renewal Term, then for one (1) year following the end of the Term, Licensor shall not use the word "Coleman" alone, or with other terms or symbols, in connection with the advertising, promotion, publicity, distribution or sale of Merchandise, nor license any other entity to so use the word or otherwise allow such use in return for compensation.

            B. Licensee accepts said grant, and agrees to use its reasonable efforts to exploit the rights granted herein including, without limitation, maintaining a sales force or distribution network sufficient to provide effective distribution of the Licensed Merchandise, and assisting with Licensor's advertising program. It is agreed that nothing herein shall require Licensee to sell Licensed Merchandise at a loss or shall interfere with Licensee's right to sell Merchandise which is not Licensed Merchandise.

            C. Licensee may use the Licensed Mark only in connection with the manufacture, advertising, merchandising, promotion, publicity, use, sale, distribution and servicing of Licensed Merchandise. No license is granted hereunder for the use of the Licensed Mark for any purpose other than upon or in connection with the Licensed Merchandise.

            D. Licensor makes no representation or warranty as to any rights to use the Licensed Mark outside of the United States and Canada.

            E. Licensee shall have no right to sublicense the Licensed Mark, except that Licensee may sublicense the Licensed Mark to any wholly-owned subsidiary of Guarantor, so long as such subsidiary remains a wholly-owned direct or indirect subsidiary of Guarantor. In the event that Licensee shall grant a sublicense as permitted hereby, Licensee shall be jointly and severally liable along with any such authorized sublicensee to comply in all respects with all requirements of this Agreement. In addition, Licensor shall have the direct right under any such sublicense agreement to exercise direct control over the quality of Licensed Merchandise and related materials to the same extent as it has under this Agreement.

      3.    Term

            A. This Agreement shall become effective as of the date first above written (the "Effective Date") and shall continue for a period of five (5) years, terminating on the fifth anniversary of the Effective Date (the "Initial Term"), unless terminated prior thereto in accordance with the terms and conditions hereof.

            B. Licensee shall have the option to renew this Agreement for two additional five (5) year periods (the "First Renewal Term" and "Second Renewal Term," respectively) by giving Licensor written notice at least one hundred and twenty (120) days prior to the end of the Initial Term or the First Renewal Term, respectively; provided that Licensee is in compliance in all material respects with all terms and conditions of this Agreement. The First Renewal Term shall commence upon the date of expiration of the Initial Term and shall terminate on the fifth anniversary of such date; the Second Renewal Term shall commence upon the date of expiration of the First Renewal Term and shall terminate on the fifth anniversary of such date.

      4.    Licensed Merchandise and Quality Control

            A. Licensee agrees that Licensed Merchandise and its Packaging will be designed, manufactured, advertised, promoted, publicized, distributed and sold only in a manner which (i) is consistent with Licensor's standards for the Licensed Merchandise in the six (6) months prior to the date hereof, (ii) is consistent with the safety and quality standards of the industry standards for the Licensed Merchandise, and (iii) is commensurate with the prestige and reputation of the Licensed Mark.

            B. Licensee must obtain the prior written approval of Licensor for all material changes in designs, specifications, colors, materials and contract manufacturers of all Merchandise and components thereof intended to be sold as Licensed Merchandise, including any labels, instructions, packaging, containers and displays (said labels, instructions, packaging, containers and displays hereinafter collectively "Packaging") intended to be utilized in connection with the Licensed Merchandise, to the extent that any such changes affect the safety, performance or quality standards of such Licensed Merchandise and Packaging or the use of the Licensed Mark thereon. The designs, specifications, colors, materials and contract manufacturers for the Merchandise and Packaging sold by Licensor immediately prior to the date hereof shall be deemed pre-approved.

            C. From time to time during the Term, Licensee shall submit to Licensor design change proposals for any items or styles of Licensed Merchandise and Packaging proposed by Licensee, which materially differ from the Licensed Merchandise and Packaging sold by Licensor immediately prior to the date hereof, to the extent such design change proposals or Packaging affect the safety, performance or quality standards of the Licensed Merchandise or Packaging or the use of the Licensed Mark thereon. Within ten (10) business days of Licensor's receipt of such design proposals of the Licensed Merchandise and Packaging, Licensor will review them and Licensee will provide its full assistance and cooperation to Licensor in such review, including making available a qualified person(s) appointed by Licensee to meet with Licensor and assist Licensor in its review. Not later than the end of such ten (10) business day period, Licensor shall notify Licensee of which if any of the design proposals or Packaging Licensor has approved and of objections, if any, to any aspect of the design proposals or Packaging. Failure to notify Licensee of approval or objections within said ten (10) business day period shall be deemed an approval.

            D. The Licensed Merchandise and Packaging manufactured, sold, advertised or promoted by Licensee shall be identical to the Licensed Merchandise and Packaging approved by Licensor pursuant to Section 4.B with respect to the safety, performance or quality standards of such Licensed Merchandise and Packaging and the use of the Licensed Mark thereon. Immediately upon commencement of commercial production of any Licensed Merchandise and Packaging, Licensee shall notify Licensor and permit Licensor to inspect a production sample of each stock keeping unit (an "SKU") of the Licensed Merchandise and Packaging. If, in Licensor's judgment, the production sample is "Nonconforming" (i.e., not substantially identical to the previously-approved Licensed Merchandise and Packaging in the above-mentioned respects), Licensor shall promptly notify Licensee and shall specify in which respects the sample is Nonconforming. Upon receipt of such notice, Licensee shall immediately stop production and sale of the Nonconforming Licensed Merchandise and Packaging until a production sample is submitted and approved by Licensor.

            E. For purposes of monitoring quality, Licensee agrees to permit Licensor to inspect samples of each SKU of Licensed Merchandise and related Packaging from time to time, upon request throughout the Term. In addition, upon request Licensee shall provide to Licensor, free of charge, at least one sample of each SKU (not including color variations) of Licensed Merchandise and related Packaging for presenting Licensor's licensing activities to corporate and business constituencies and for display purposes at Licensor's headquarters.

            F. Licensee will comply with all laws, rules, regulations and requirements of any governmental or administrative body (including, without limitation, the Federal Trade Commission and the Consumer Product Safety Commission), which may be applicable to the manufacture, advertising, merchandising, packaging, publicity, promotion, sale, distribution, shipment, import and export of the Licensed Merchandise, its Packaging and its componentry.

            G. Licensor and its duly authorized representatives shall have the right, during normal business hours and upon reasonable notice and the execution of a confidentiality agreement with Licensee substantially in the form attached hereto as Exhibit 1, once per quarter during the Term to inspect all manufacturing facilities utilized by Licensee (and its contractors and suppliers to the extent Licensee may use the same) and to examine all processes and records relating to the manufacturing, packaging, warehousing and distribution of the Licensed Merchandise and Packaging including, without limitation, the right to open and inspect shipping cartons, and make such other tests and inspections as it shall deem necessary to insure the quality of the Licensed Merchandise and Packaging. Licensee shall take all necessary steps requested by Licensor to correct any deficiencies that might affect the quality of the Licensed Merchandise and Packaging.

            H. Licensee agrees to use its best efforts to safeguard the prestige of the Licensed Mark for the benefit of Licensor. Licensee shall not market any of the Licensed Merchandise as close-outs or irregulars, in excess of 5% of total unit sales during any calendar year, except as approved in advance by Licensor in writing on a case-by-case basis. In the event Licensor approves the sale of Licensed Merchandise as close-outs, Licensor shall have the absolute right to determine the appropriate close-out outlets.

            I. All Licensed Merchandise and/or Packaging will bear at least one label or display with the Licensed Mark in a form approved by Licensor in advance in accordance with Section 4.B hereof and will bear no label or display of the Licensed Mark unless previously approved by Licensor.

            J. The Licensed Merchandise shall be sold by Licensee only to
(i) retail outlets to which Licensor has sold Licensed Merchandise immediately prior to the date hereof in its ordinary course of business and not for closeout, or such other outlets as are specified on Schedule B hereto, (ii) such other retail outlets as may be expressly approved by Licensor in writing prior to any sale of Licensed Merchandise to such outlet, and (iii) such retail outlets as are established in the future that are of at least the same quality and reputation as those described in clauses (i) and (ii) above (collectively, the "Approved Retail Outlets"). Licensee shall not sell the Licensed Merchandise other than to Approved Retail Outlets, unless, and then only to the extent that, such sale has been previously approved in writing by Licensor. Licensee shall upon notice immediately stop selling to any previously approved customer or other approved entity which becomes engaged in reselling Licensed Merchandise otherwise than to consumers at retail in the Territory.

      5.    Public Relations, Advertising and Promotion

            A. Licensee shall submit to Licensor for its prior written approval any and all public statements, press releases and responses to press inquiries relating in any way to this Agreement.

            B. Licensor shall have the right to approve in advance any and all advertising, marketing and promotions to be conducted by Licensee and all trade materials, business cards, invoices, stationery and other printed matter prepared by or for Licensee using or referring to the Licensed Mark. Licensee shall submit to Licensor for its prior approval copies of all of the foregoing. Such approval shall not be unreasonably withheld and shall be deemed granted if Licensor does not respond within ten (10) business days of receipt of such submission.

            C. At least once each year, Licensee will submit for Licensor's information a presentation detailing Licensee's plans to market, promote and advertise the Licensed Merchandise.

      6.    Royalty Payments

            A. Licensee shall pay Licensor on a quarterly basis, for the duration of the Initial Term, and First Renewal Term and Second Renewal Term, if any, a royalty of five percent (5%) of Net Sales (the
"Royalties").

            B. Royalties shall be paid within thirty (30) days of the close of each calendar quarter. Each royalty payment shall be accompanied by a statement signed and certified by the Chief Financial Officer of Licensee that the accompanying remittance is the full amount due hereunder. Each such accounting statement shall be in such form as Licensor may specify and shall show the Net Sales by customer made during the preceding quarter, and a computation of the amount of Royalties payable hereunder in respect of such Net Sales for such period (the "Royalty Report"). Such Royalty Report shall be furnished to Licensor whether or not any Royalty payments are payable for such period. The first Royalty Report due under this Agreement shall be for the quarter ending March 31, 1998. Upon request by Licensor, Licensee shall submit invoices, credit memoranda, factor statements and/or computer printouts substantiating the reported information, in addition to a summary by customer and product code and invoices and other supporting documentation. Receipt or acceptance by Licensor of any Royalty Report furnished, or of any sums paid by Licensee, shall not preclude Licensor from questioning their correctness at any time.

            C. In the event Licensee exercises its option pursuant to
Section 13.B hereof to extend the license herein granted for purposes of liquidating its inventory of Licensed Merchandise, Licensee shall pay all Royalties with the accompanying Royalty Report quarterly within thirty (30) days following the close of each calendar quarter during the extension period following termination.

            D. As soon as practicable, but not later than ninety (90) days after the end of each year during the Term, and within ninety (90) days after the expiration or termination of the Term, Licensee shall submit to Licensor a statement signed and certified by the Chief Financial Officer of Licensee that the quarterly statements furnished by Licensee hereunder as well as Licensee's related books of account and other records and that such quarterly statements have been prepared in accordance with generally accepted accounting principles (except as provided in Section 6.H) applied on a basis consistent with Licensee's audited financial statements and that such statements and report are correct. At the same time, Licensee shall also submit to Licensor a copy of the audited financial statements of Guarantor for its most recently completed fiscal year.

            E. All royalty payments and accounting statements are to be directed as provided in Section 16.A, below.

            F. In the event that payment of Royalties to Licensor hereunder gives rise to any taxes, duties and other governmental charges in the Territory, including, without limitation, any withholding taxes, stamp duties or documentary taxes, turnover, sales or use taxes, value added taxes, excise taxes, customs or exchange control duties or any charges, Licensee and Licensor shall each be responsible for one half of such taxes, duties or charges, except that Licensor shall be responsible for any tax imposed on Licensor's income by the jurisdictions in which it conducts business.

            G. All royalty payments shall accrue upon the sale of the Licensed Merchandise regardless of the time of collection by Licensee. For purposes of this Agreement, Licensed Merchandise shall be considered "sold" upon the date of invoicing.

            H. Royalty payments shall be based on U.S. dollar calculations and paid by Licensee in U.S. dollars. Local currency sales shall be converted to U.S. dollars on a monthly basis using the average exchange rates of New York banks as published in the Wall Street Journal during the month in which sales are made, in accordance with generally accepted accounting principles as the same may be amended from time to time.

            I. If any governmental entity restricts or prohibits, by exchange controls or otherwise, the payment to Licensee of any sums due it on sales of Licensed Merchandise hereunder, Licensee shall, notwithstanding any such restriction, pay to Licensor in the United States any and all such sums due Licensor hereunder in U.S. dollars, as and when due in accordance with the terms hereof.

      7.    Use of Licensed Mark

            A. Licensee shall use and display the Licensed Mark only in such forms detailed in the standards and specifications guidelines provided by Licensor, as the same may be changed from time to time, or otherwise approved by Licensor in writing; provided, however, that Licensor shall provide thirty (30) days' advance notice of any such change to the guidelines, but Licensee may continue to use the Packaging, stationery and other items containing the previously approved forms of the Licensed Mark to the extent such items are held in inventory on the date of such notice, but in no event for more than nine (9) months following such notice.

            B. Licensee will not use the Licensed Mark as a corporate name or as a trade name, in whole or in part, or in such a way as, in Licensor's sole judgment, may give the impression that the Licensed Mark is the property of Licensee. No name or names shall be conjoined or used by Licensee in connection with the Licensed Mark in or on any advertising, publicity, trade or promotional material or Packaging utilized by Licensee in connection with the Licensed Merchandise except as required by Section 2.A or to the extent that such is specifically required by law to indicate the source of manufacture or distribution of the Licensed Merchandise. Licensee shall not use any name which, in Licensor's judgment, may be confusingly similar to the Licensed Mark on Merchandise or otherwise, during the Term or thereafter.

            C. Licensee acknowledges that the Licensed Mark has acquired valuable goodwill with the public and that any products bearing the Licensed Mark have acquired a reputation of high quality. Licensee acknowledges that Licensor is the owner of all right, title and interest in and to the Licensed Mark, and is also the owner of the goodwill attached to the Licensed Mark including that which arises from the sale of Licensed Merchandise hereunder. All use by Licensee of the Licensed Mark shall be deemed to have been made by and for the benefit of Licensor for the purposes of securing and maintaining trademark rights, applications and/or registrations, and all uses of the Licensed Mark by Licensee, or by any sublicensee or assignee, and any goodwill arising therefrom, shall inure to the sole and exclusive benefit of Licensor.

            D. Licensee hereby assigns to Licensor any rights to the Licensed Mark which may, by operation of law or otherwise, vest in Licensee as a consequence of Licensee's activities under this Agreement, and any goodwill arising therefrom, which shall in any event inure to the sole and exclusive benefit of Licensor. Licensee will not, at any time, do or suffer to be done any act or thing which will, in any way, impair or adversely affect the ownership or the rights of Licensor in or to the Licensed Mark or its reputation, and Licensee will make no applications nor seek any registration or ownership rights in or to the Licensed Mark in the Territory or elsewhere.

            E. Licensee acknowledges that only Licensor may file or prosecute trademark applications to register the Licensed Mark. Licensee will cooperate with Licensor in connection with the filing and prosecution by Licensor of any such applications, and the maintenance or renewal of any trademark registration for the Licensed Mark, and will supply Licensor with Merchandise bearing the Licensed Mark, including samples, Packaging and other uses of the Licensed Mark, as may reasonably be requested by Licensor in connection herewith. Licensee shall execute all documents, including, but not limited to, registered user agreements and any cancellations thereof, which Licensor may request in order to obtain or maintain a registration or to establish or to maintain Licensor's ownership of the Licensed Mark.

            F. Licensor currently owns registrations and applications for registration of the Licensed Mark for Merchandise in the jurisdictions listed on Schedule A hereto. Licensee will give Licensor reasonable advance notice prior to using any of the Licensed Marks in any jurisdiction not covered by a registration or application for registration licensed hereunder. Licensor will (i) file and prosecute applications for registration of the Licensed Mark for use for Merchandise in such other jurisdictions as Licensee reasonably deems appropriate at Licensee's cost, and (ii) if Licensor elects not to maintain or renew any trademark registration of the Licensed Mark, Licensee may request that Licensor do so and Licensor will so renew or maintain such registration at Licensee's expense; provided that in either case, Licensee shall be entitled to deduct Licensee's costs and expenses from the Royalties payable to Licensor hereunder on account of sales of Licensed Merchandise in such jurisdiction.

            G. Licensee agrees and undertakes to use the Licensed Mark in compliance with any and all applicable trademark and other laws and to use such legends, markings or notices in connection therewith as are required by law or otherwise reasonably required by Licensor to protect its rights. Upon expiration or termination of this Agreement for any reason whatsoever, Licensee will execute and file any and all documents acknowledging that it no longer has rights in the Licensed Mark which Licensor shall require. Licensor shall bear all expenses reasonably incurred in preparing and recording any such documents.

            H. Licensee agrees not (i) to challenge the validity of or Licensor's ownership of the Licensed Mark when used separately or in composite form with other trademarks, logos, or designs, or any application for registration thereof, or any trademark registration thereof, in any jurisdiction, or (ii) to contest the fact that Licensee's rights under this Agreement terminate upon termination or expiration of this Agreement. The provisions of this Section 7.H shall survive termination or expiration of this Agreement.

            I. Licensee shall promptly notify Licensor of any infringement, imitation or act inconsistent with Licensor's ownership of the Licensed Mark by third parties, or any act of unfair competition by third parties relating to the Licensed Mark, wherever and whenever such infringement or act shall come to the attention of the executive of Licensee responsible for licensing matters or the general manager of Licensee's business, and any successors thereto or replacements therefor. After receipt of such notice from Licensee, Licensor shall in its sole discretion decide whether to take action with respect to such infringement or act, and Licensee shall fully cooperate with Licensor in such action and, if so requested by Licensor, shall join with Licensor as a party to any such action brought by Licensor. Licensor shall bear all expenses in connection with the foregoing. Any recovery as a result of such action shall belong solely to Licensor. Licensee agrees that Licensor shall have the sole power to take legal or other action before any court or governmental authority with respect to the infringement and the protection of the Licensed Mark. If Licensor decides not to take action with respect to such infringement or act, Licensee may request that Licensor so act and upon such request, Licensor shall take all reasonable steps to stop the infringement, imitation or act, provided that Licensee reimburse Licensor for all costs incurred by Licensor (net of amounts recovered by Licensor).

            J. Licensee shall not at any time use the Licensed Mark or the Licensed Merchandise, or any material utilizing or reproducing the Licensed Mark or Licensed Merchandise, in a manner that is reasonably likely to derogate the value, reputation or goodwill associated with the Licensed Mark.

      8.    Books and Records

            Licensee shall maintain, at its main offices, true and accurate books and records, in accordance with generally accepted accounting principles, containing all particulars which may be necessary for the purpose of verifying compliance with the terms and conditions hereof and for determining all amounts payable to Licensor hereunder, which books and records shall be separate and distinct from those relating to Licensee's businesses other than the sale of Licensed Merchandise. Licensee shall make such books and records available to Licensor and its designated representatives during regular business hours and upon reasonable notice once per quarter throughout the Term, including any renewal terms, and a period of twelve (12) months thereafter, for the purpose of auditing Licensee's reports, accounting statements and royalty payments hereunder. Licensor shall be entitled to make copies, at its expense, of any such records. Without limitation of Licensor's rights under Section 12, if Licensor uncovers an error in Net Sales or royalty computation or in the computation of any other amounts due to Licensor or payable by Licensee, Licensee agrees to pay immediately all sums due (with interest at the prime rate from the date payment was due hereunder), and if such error exceeds 5% of the amount properly payable by Licensee, Licensee will at the same time reimburse Licensor for its reasonable costs of conducting such audit.

      9.    Representations and Warranties of Licensee and Guarantor

            A. Organization. Each of Licensee and Guarantor is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization.

            B. Authority Relative to this Agreement. Each of Licensee and Guarantor has full corporate power and authority to execute, perform and deliver this Agreement. The execution, delivery and performance of this Agreement has been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Licensee or Guarantor are necessary to authorize this Agreement. This Agreement has been duly and validly executed and delivered by each of Licensee and Guarantor and constitutes a valid and binding agreement of each of Licensee and Guarantor, enforceable in accordance with its terms, except that (i) such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

            C. No Violation. The execution, performance and delivery of this Agreement by each of Licensee and Guarantor will not (i) violate any provision of the Certificate of Incorporation, By-Laws or other organizational documents of Licensee or Guarantor, (ii) violate, or be in conflict with, or constitute a default or termination event (or an event which, with notice or lapse of time or both, would constitute a default or a termination event) under, any agreement or commitment to which Licensee or Guarantor is a party, or (iii) violate any applicable statute or law or any judgment, decree, order, regulation or rule of any court or governmental authority binding on Licensee or Guarantor.

            D. Consents and Approvals. No consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority is required in connection with the execution, delivery and performance of this Agreement by Licensee or Guarantor. No consent of any person is necessary for the execution, performance or delivery of this Agreement by Licensee or Guarantor, including, without limitation, consents from parties to loans, contracts, leases or other agreements to which Licensee or Guarantor is a party.

      10.   Representation and Warranties of Licensor

            A. Organization. Licensor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

            B. Authority Relative to this Agreement. Licensor has full corporate power and authority to execute, perform and deliver this Agreement. The execution, delivery and performance of this Agreement has been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Licensor are necessary to authorize this Agreement. This Agreement has been duly and validly executed and delivered by Licensor and constitutes a valid and binding agreement of Licensor, enforceable in accordance with its terms, except that (i) such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

            C. No Violation. The execution, performance and delivery of this Agreement by Licensor will not (i) violate any provision of the Certificate of Incorporation or By Laws of Licensor, (ii) violate, or be in conflict with, or constitute a default or termination event (or an event which, with notice or lapse of time or both, would constitute a default or a termination event) under, any agreement or commitment to which Licensor is a party, or (iii) violate any applicable statute or law or any judgment, decree, order, regulation or rule of any court or governmental authority binding on Licensor.

            D. Consents and Approvals. No consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority is required in connection with the execution, delivery and performance of this Agreement by Licensor. No consent of any person is necessary for the execution, performance or delivery of this Agreement by Licensor, including, without limitation, consents from parties to loans, contracts, leases or other agreements to which Licensor is a party.

            E. Licensed Mark. To the knowledge of Licensor after due inquiry of appropriate Licensor personnel, Licensor owns all right, title and interest in and to the Licensed Mark in the United States and Canada. There is no claim, action, proceeding, suit, complaint or, to the knowledge of Licensor, investigation pending or, to the knowledge of Licensor, threatened that (i) the use of the Licensed Mark in connection with the Merchandise infringes upon or conflicts with the intellectual property rights of any other person, or (ii) challenges the legality, validity, enforceability, use or ownership of the Licensed Mark. To the knowledge of Licensor, no third party has interfered with, infringed upon or misappropriated the Licensed Mark.

      11.   Indemnification and Insurance

            A. Licensor hereby agrees to indemnify and hold harmless Licensee, its affiliates and each of their respective shareholders, officers, directors, employees and agents against any and all liability, claims, causes of action, suits, damages and expenses (including reasonable attorneys' fees), for which they or any of them may become liable or may incur or be compelled to pay in any action or claim against them or any of them arising from infringement of statutory or common law trademark or trade name rights of others through the use of the Licensed Mark by Licensee in the United States, Canada or Mexico in compliance with all of the terms and conditions of this Agreement, provided that Licensee: (i) gives Licensor written notice of each such action or claim promptly following its receipt thereof, (ii) gives Licensor the opportunity to undertake and to control the defense and settlement of such claim through counsel of its own choosing, and (iii) fully cooperates with Licensor in the investigation, defense and settlement of any such claim. Licensee shall have the right to participate in (but not to control) any such defense through counsel of its choice, but at Licensee's expense. If Licensor fails or refuses to undertake the defense of any such claim within a reasonable period after notice from Licensor, Licensee shall be entitled to defend such claim through counsel of its choice, and Licensor shall be responsible for reimbursing Licensee for any expenses incurred by Licensee, including but not limited to reasonable attorneys', accountants', and other experts' fees and expenses in the investigation, defense and settlement of such claim and in enforcing its rights pursuant to this Section 11.A, in addition to any damages and penalties ultimately awarded against Licensee which are indemnifiable hereunder.

            B. Licensee agrees to indemnify and hold harmless Licensor, its affiliates and each of their respective shareholders, officers, directors, employees and agents against any and all liability, claims, causes of action, suits, damages and expenses for which they or any of them may become liable or may incur or be compelled to pay in any action or claim against them or any of them by any persons other than Licensor for or by reason of (a) the infringement of design rights, patents, trade secret rights or rights to any intellectual property of third persons (other than trademark rights infringed by use of the Licensed Mark in accordance with all the terms hereof, or resulting from a breach by Licensee of its representations and warranties in the Stock Purchase Agreement) as a result of the manufacture, warehousing, marketing, promotion, publicity, advertising, sale or distribution of Licensed Merchandise by Licensee or any of its agents, representatives, contractors, sublicensees or assigns,
(b) any acts, whether of omission or commission, that may be committed or suffered by Licensee or any of its agents, representatives, contractors, sublicensees or assigns in connection with this Agreement, (c) any liability (including, without limitation, any personal injury or property damage) arising out of the manufacture, warehousing, marketing, promotion, publicity, sale, advertising, or distribution of or the use by any professional or consumer of, Licensed Merchandise, or any violation of any warranty, representation or agreement made or deemed made by Licensee or any of its agents, representatives, contractors, sublicensees or assigns with respect to the Licensed Merchandise, or (d) the breach by Licensee of any of its representations, warranties or covenants in this Agreement. Licensor shall give Licensee written notice of any such claim promptly following its receipt thereof. Licensee shall have the opportunity to undertake and to control the defense and settlement thereof through attorneys selected by Licensee after notice to and consultation with Licensor and good faith negotiations regarding alternative counsel if Licensor has reasonable objections to Licensee's choice of counsel. Notwithstanding the foregoing, Licensee shall not, without the consent of Licensor, settle or compromise any claim or consent to the entry of any judgment which includes a remedy other than the payment of money by Licensee. Licensor will cooperate with Licensee in the investigation, defense and settlement of any such claim and shall have the right to participate in (but not to control) any such defense through counsel of its own choice, but at Licensor's own expense. If Licensee elects not to undertake the defense of any such claim, it will be responsible for reimbursing Licensor for any expenses incurred by Licensor, including but not limited to reasonable attorneys', accountants', and other experts' fees and expenses in the investigation, defense and settlement of such claim and in enforcing its rights pursuant to this Section 11.B, in addition to any damages and penalties ultimately awarded against Licensor which are indemnifiable hereunder.

            C. (i)Without limiting the indemnification provided in Section 11.B above and in addition to it, Guarantor agrees to carry and maintain, throughout the Term (including all renewal terms, if any) and for five years thereafter, with an insurance carrier authorized to do business in all jurisdictions in which Licensee is qualified to do business and having a rating of "A" Class "X" or better according to Best's Insurance Reports and a rating of classification "A" or better according to Standard and Poor's, the following insurance coverage:

            (1) a broad form Comprehensive General Liability Insurance Policy or, if such policy is not reasonably available, such other policy as would provide substantially the same protection to Licensor and Licensee or Guarantor written on occurrence basis covering Licensee's activities with respect to the Licensed Merchandise which includes but is not limited to coverage for contractual liability, premises operations, products liability, personal injury and advertising injury liability and broad form property damage liability, which shall provide protection to Licensor of at least Ten Million Dollars ($10,000,000) per occurrence and Ten Million Dollars ($10,000,000) in the annual aggregate;

            (2) statutory workers' compensation and employers liability insurance with a limit for Bodily Injury by Accident of not less than One Million Dollars ($1,000,000) each accident and for Bodily Injury by Disease of not less than One Million Dollars ($1,000,000) policy limit and of not less than One Million Dollars ($1,000,000) for each employee; and

            (3) automobile liability insurance covering all owned, non-owned, and hired vehicles to be used in the performance of this Agreement with minimum limits of Two Million Dollars ($2,000,000) combined single limit.

            These stipulated limits of coverage shall not be construed as a limitation of any potential liability of Licensee or Guarantor. Guarantor shall have Licensor, its parents, subsidiaries, affiliated companies and their respective officers, directors, employees, and agents named as additional insureds on such policies. Guarantor shall, within thirty (30) days after the date first above written, provide to Licensor a Certificate of Insurance and certified copies of endorsements to such policies from the insurance carrier which evidences each insurance coverage required, the limits of liability stated above, without any provision for deductibles or self-insured retentions, and further provides that the policies may not be materially changed or canceled without at least sixty (60) days prior written notice to Licensor. Not less than thirty (30) days prior to any such cancellation or expiration of the policies, Guarantor shall provide Licensor with a Certificate of Insurance and certified copies of endorsements evidencing that a new insurance policy with the same coverage and terms described above will be in place prior to such termination. Upon reasonable request by Licensor during the Term, Guarantor shall deliver to Licensor evidence in form and substance reasonably satisfactory to Licensor, of the maintenance and renewal of the required insurance, including, without limitation, renewal certificates and copies of those portions of policies, riders and endorsements pertaining to this Agreement. Any insurance policy purchased by or carried by Licensor or any of its affiliates shall not be required to contribute in case of any loss by any person, including Licensor or Licensee and their affiliates, relating to the Licensed Merchandise and either the Certificate of Insurance to be provided hereunder or an endorsement to such policy shall state the same, with a certified copy of such endorsement accompanying the Certificate of Insurance to be delivered to Licensor. Guarantor's failure to deliver said insurance certificate or renewals thereof and/or Licensor's failure to request said insurance documentation shall not be construed as a waiver of Guarantor's obligation to provide the required insurance.

                  (ii) Each of Licensee and Guarantor hereby waives all rights to claim against Licensor with respect to any bodily injury, personal injury losses or damages to real or personal property, or any other loss arising from any claim however so caused covered by Licensee's indemnification obligation hereunder and agrees to obtain a waiver of subrogation from any insurance company insuring its interests in favor of Licensor, its parents, subsidiaries, affiliated companies, and their respective officers, directors, employees and agents.

                  (iii) Guarantor shall require all subcontractors for whom Guarantor or Licensee does not furnish insurance to carry and maintain throughout their performance of services in connection with this Agreement the insurance coverage required under this Section 11.C with the appropriate endorsements as required hereunder.

                  (iv) Should Guarantor fail to obtain the insurance coverage and provide the documentation required by this Section 11.C, Licensor shall have the right itself to obtain such coverage, at Guarantor's expense.

      12.   Termination

            Notwithstanding the terms and conditions of Section 3 hereof, this Agreement may be terminated in accordance with the following provisions:

            A. Licensor may terminate this Agreement immediately by giving notice in writing to Licensee in the event Licensee fails to make payment of royalties and any other amounts due hereunder as and when due, and fails to cure such default (i) for the first or third calendar quarter, within thirty (30) working days, or (ii) for the second or fourth calendar quarter, within ten (10) working days, after delivery of written notice of such default by Licensor.

            B. Either party may terminate this Agreement immediately by giving notice in writing to the other party in the event the other party materially fails to perform its obligations hereunder (including, without limitation, the obligations to submit timely its quarterly reports; to obtain prior approvals as required hereby; to distribute only through approved distribution channels; to maintain adequate insurance and to use only as expressly permitted hereunder the Licensed Mark) or otherwise materially breaches any of its covenants, representations or warranties as set forth in this Agreement and such party fails to cure such default within thirty (30) days after delivery of written notice of such default from the other party.

            C. If Licensee or Guarantor shall make an assignment for the benefit of creditors, or shall generally not pay its debts as they become due, or shall file a petition commencing a voluntary case under the Bankruptcy Reform Act of 1978, 11 U.S.C. Section 101 et seq., as amended or any successor thereto (the "Bankruptcy Code"), or shall be adjudicated an insolvent, or shall file any petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any present or future statute, law or regulations, or shall file any answer admitting or shall fail to deny the material allegations of such petition filed against it for such relief, or consent to the filing of any such petition or shall seek or consent to or acquiesce in the appointment of any agent, trustee, receiver, custodian, liquidator or similar officer for it or of all or any substantial part of its assets or properties, or its directors or majority stockholders shall take any action authorizing any of the foregoing or looking to its dissolution or liquidation, or it shall cease doing business as a going concern, or an order for relief shall be entered against it under any chapter of the Bankruptcy Code, or if, within sixty (60) days after the filing of any petition or the commencement of any proceeding against either party seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the Bankruptcy Code or any other similar present or future statute, law or regulation, such proceeding shall not have been dismissed, or a decree or order of a court having competent jurisdiction shall have been entered approving as properly filed any such petition, or if, within sixty (60) days after the appointment, without the consent or acquiescence of such party, of any agent, trustee, receiver, custodian, liquidator or similar officer for it or of all or any substantial part of its properties, such appointment shall not have been vacated this Agreement shall automatically, without notice or any further act or deed of any party, terminate and be of no further force or effect, except that any and all liabilities and obligations of Licensee or Guarantor at the time outstanding under or in connection with this Agreement shall automatically, without notice or any creditor's act or deed of any party, become due and payable.

            D. In the event Licensee assigns or sublicenses any of its rights hereunder, or otherwise engages in a transfer prohibited by Section 16.C, without the prior written approval of Licensor, Licensor may, at its option, terminate this Agreement pursuant to Section 12.B.

            E. Notwithstanding anything to the contrary herein, in the event that Licensor terminates this Agreement pursuant to this Section 12, Licensor does not waive and shall have and reserves all rights and remedies provided under this Agreement and available at law and in equity, and in addition shall be entitled to accelerate payment to Licensor of all unpaid Royalties due up through the date of termination of the Agreement, which shall be payable to Licensor in full within thirty (30) days of the effective date of termination.

            F. If this Agreement shall be determined by a court, administrative or governmental body or authority to be in violation of any applicable law, or to require any material change to be in compliance with any judicial or administrative decision or ruling, the parties shall negotiate in good faith to revise the offending provision, and if either party in good faith determines that such offending provision cannot be revised without adversely affecting the material benefits to it of this Agreement, either party may elect to terminate this Agreement upon thirty
(30) days' written notice to the other party.

      13.   Effect of Expiration or Termination

            A. Except to the extent provided in Section 13.B hereof, upon the expiration or termination of this Agreement for any reason, neither Licensee nor its receivers, representatives, agents, successors or assigns shall have any right to exploit or in any way use the Licensed Mark. Except to the extent provided in Section 13.B hereof, upon such expiration or termination of this Agreement, Licensee shall forthwith discontinue all use of the Licensed Mark and shall not thereafter use the Licensed Mark or any variation or simulation thereof, and Licensee hereby irrevocably releases and disclaims any right or interest in or to the Licensed Mark. Within thirty (30) days of the expiration or termination of this Agreement, Licensee shall provide Licensor with an accurate schedule of all work in process and finished inventory of Licensed Merchandise to which the Licensed Mark is affixed, which is on hand as of the close of business on the date of such expiration or termination (hereinafter the "Inventory").

            B. If, upon the expiration or termination of this Agreement, Licensee shall have on hand any Inventory of the Licensed Merchandise and if Licensee is not otherwise in default under this Agreement, Licensee may continue to use the Licensed Mark solely in connection with the advertising, merchandising, promotion and sale of the Inventory of Licensed Merchandise for a period of up to nine (9) months following the expiration or termination of this Agreement. During such nine (9) month period, Licensee shall be obligated to continue to pay Licensor the Royalties, if any, provided for in Section 6.A. If Licensee elects to continue to use the Licensed Mark as provided under this paragraph, it shall notify Licensor of its election at least ninety (90) days prior to the expiration or termination of this Agreement. Such notice shall include a complete and accurate schedule of Inventory of Licensed Merchandise which is projected to be on hand as of the close of business on the date of such expiration or termination and shall reflect Licensee's actual cost of each such item as set forth or reflected on the balance sheet contained in Licensee's latest quarterly report on Form 10-Q or annual report on Form 10- K.

            C. Upon the expiration or termination of this Agreement or, if applicable, upon the expiration of the period provided for in Section 13.B hereof, Licensee shall, at its own expense, remove all uses of or references to the Licensed Mark from all Inventory or destroy such Inventory, Packaging, advertising and promotional materials bearing the Licensed Mark or prepared for use in connection with the Licensed
Merchandise.

      14.   Confidentiality

            A. In connection with the performance of this Agreement, Licensor and Licensee will have access to certain confidential and proprietary information of the other party, including, but not limited to, business plans, proposed advertising, designs, sales records, financial data and manufacturer's know-how, and also including the business terms of this Agreement. Recognizing that such information represents valuable assets and property of the disclosing party, and the harm that may befall such party if any of such information is disclosed, the recipient agrees to hold all such information in strict confidence and not to use or otherwise disclose any such information to third parties without having received the prior written consent of the disclosing party and a written agreement from such third party to maintain such information in strict confidence. The obligation of confidentiality created herein shall survive the expiration or termination of this Agreement.

            B. The obligations of confidentiality created herein shall cease to apply:

                  (i) to information which comes into the public domain, provided it did not come into the public domain through the unauthorized acts of the receiving party;

                  (ii) to information which was in the receiving party's possession prior to its disclosure, or was later disclosed to the receiving party by a third party who is lawfully in possession of such and, to the receiving party's knowledge, was under no obligation to keep such information confidential;

                  (iii) to information which, in the opinion of the receiving party's counsel, is required to be disclosed by law, but only to the extent so required and only upon prior written notice to the other party hereto; and

                  (iv) to information of Licensee which Licensor may be required to disclose in order to enforce its rights under this Agreement.

      15.   Bankruptcy

            A. Notwithstanding the provisions of Section 12.C, in the event that it is determined by any court or bankruptcy trustee that this Agreement may be assumed or assigned in connection with a case commenced by or against either party under the Bankruptcy Code, Licensor and Licensee hereby acknowledge that adequate assurance of future performance under this Agreement (within the meaning of the Bankruptcy Code) shall include, inter alia, adequate assurance:

                  (i) that any and all royalty payments and other consideration due from Licensee to Licensor under or pursuant to this Agreement shall be duly and timely paid;

                  (ii) that the assumption or assignment of this Agreement will not result in the breach by either party of any provision in any other license, contract, or agreement relating to the Licensed Mark or otherwise;

                  (iii) that any person or entity that assumes this Agreement or to which this Agreement is assigned shall fully and faithfully assume, observe and comply with all of the covenants, requirements and restrictions provided for under this Agreement and that termination rights for breach of this Agreement shall continue to apply without change; and

                  (iv) that the value of the Licensed Mark to Licensor shall not be materially diminished by reason of the assumption or assignment of this Agreement.

Notwithstanding the foregoing, the parties recognize that circumstances may give rise to additional considerations, and nothing contained herein shall be construed to mean that considerations other than those set forth above shall not be deemed relevant to adequate assurance.

            B. Any person or entity to which this Agreement is assigned pursuant to the provisions of the Bankruptcy Code shall be deemed without further act or deed to have assumed all of the obligations arising under this Agreement on and after the date of such assignment. Any such assignees shall upon demand execute and deliver to Licensor or Licensee, as the case may be, an instrument confirming such assumption.

      16.   Miscellaneous

            A. All notices required or permitted by this Agreement to be given to a party shall be in writing and shall be deemed to be duly given on the date delivered if delivered personally, on the fifth business day after being mailed by certified or registered mail (postage prepaid, return receipt requested) or on the next business day after being sent by reputable overnight courier (delivery prepaid), in each case, to the parties at the following addresses, or on the date sent and confirmed by electronic transmission to the facsimile number specified below (or at such other address or facsimile number for a party as shall be specified by notice given in accordance with this Section):

            If to Licensor:

                  The Coleman Company, Inc.
                  3600 North Hydraulic
                  Wichita, KS 67219
                  Attention:  Corporate Secretary
                  Telephone:  (316) 832-2700
                  Facsimile:  (316) 832-2634

            with a copy to:

                  The Coleman Company, Inc.
                  625 Madison Avenue
                  New York, NY 10022
                  Attention:  Chief Executive Officer
                  Telephone:  (212) 527-4000
                  Facsimile:  (212) 527-4150

                  and:

                  Skadden, Arps, Slate, Meagher & Flom LLP
                  919 Third Avenue
                  New York, NY 10022
                  Attention:  Stephen M. Banker, Esq.
                  Telephone:  (212) 735-2760
                  Facsimile:  (212) 735-2000

            If to Licensee:

                  Ranco Incorporated of Delaware
                  300 Delaware Avenue, Suite 1704
                  Wilmington, DE 19804-1612
                  Attention:  President
                  Telephone:  (302) 427-5779
                  Facsimile:  (302) 738-7210

            with a copy to:

                  Siebe plc
                  Saxon House
                  2-4 Victoria Street
                  Windsor, Berkshire SL4 1EN
                  Attention:  Chief Legal Officer
                  Telephone:  011-44-1753-839-296
                  Facsimile:  011-44-1753-622-030

            and:

                  Fried, Frank, Harris, Shriver and Jacobson
                  One New York Plaza
                  New York, NY 10004
                  Attention:  Sanford Krieger
                  Telephone:  (212) 859-8230
                  Facsimile:  (212) 859-4000

            Either party may change the address to which such notice and communications shall be sent by written notice to the other party, provided that any notice of change of address shall be effective only upon receipt.

            B. This Agreement (including Schedules) and the Stock Purchase Agreement set forth the entire agreement and understanding between the parties hereto relating in any way to the use of the Licensed Mark on the Licensed Merchandise, and to any other subject matter contained herein and merges all prior discussions between them. Neither party shall be bound by any definition, condition, warranty or representation other than as expressly stated in this Agreement, and this Agreement may not be amended or modified except by a written instrument signed by the party against whom such modification or amendment is to be enforced.

            C. The rights granted to Licensee hereunder are strictly personal to Licensee. Other than pursuant to Section 2.E, neither this Agreement nor any of the rights granted to Licensee hereunder may be assigned or sublicensed by Licensee or otherwise transferred (voluntarily or by operation of law), to any person, firm or corporation without the prior written approval of Licensor (which shall be in Licensor's sole discretion).

            D. In any review or consultation conducted by or on behalf of Licensor hereunder, Licensor is acting solely on its behalf and not as a consultant or advisor, and shall have no responsibility for the operation of Licensee's business or its manufacturing, distribution, sales or facilities used in connection therewith, whether upon the recommendation of Licensor or otherwise. Nothing herein contained shall be construed to constitute the parties hereto as partners or as joint venturers, or either as an employee or agent of the other.

            E. This Agreement shall be deemed to be a contract made under the laws of the State of New York and shall be governed by and construed in accordance with the laws of such State, as if both parties were residents of such State. The parties hereby consent to the exclusive jurisdiction of any court of competent jurisdiction sitting in the State of Delaware and hereby waive any objection to venue in such court.

            F. The headings in this Agreement are for the convenience of the parties only and shall not affect the meaning or interpretation of this Agreement or any provisions thereof.

            G. No waiver by either party, whether expressed or implied, of any provision of this Agreement, or of any breach or default, shall constitute a continuing waiver of such provision or a waiver of any other provision of this Agreement. Acceptance of payments by Licensor shall not be deemed a waiver of any violation of, or default in, any of the provisions of this Agreement by Licensee.

            H. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the parties, their successors and permitted assigns.

            I. Guarantor hereby unconditionally and irrevocably guarantees all of the obligations and liabilities of Licensee under this Agreement, including but not limited to the full and prompt payment of all sums that now are or may hereafter become due and payable from Licensor to Licensee under this Agreement and the full and prompt performance of all present and future obligations and liabilities of Licensee to Licensor under this Agreement. Guarantor further promises to pay all such sums due Licensor under this guarantee promptly on demand, without deduction for any claim or set-off or counterclaim and regardless of whether recourse has first been sought against Licensee. This is a guarantee of payment and not of collection.

            J. This Agreement may be executed in one or more counterparts, each of which shall be an original, but all of which, together, shall be deemed to constitute a single document.

      IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date and year first above written.

                                    THE COLEMAN COMPANY, INC.


                                    By:  /s/ Paul Shapiro
                                       ------------------------------------
                                    Name:  Paul Shapiro
                                    Title: Executive Vice President/General
                                              Counsel


                                    RANCO INCORPORATED OF DELAWARE


                                    By:  /s/ Timothy J. Dolan
                                       ------------------------------------
                                    Name:   Timothy J. Dolan
                                    Title:  Vice President


                                    SIEBE PLC


                                    By:  /s/ James F. Mueller
                                       -------------------------------------
                                    Name:   James F. Mueller
                                    Title:  Director





                                 SCHEDULE A

                               LICENSED MARK


                         (Ser. No.)        (Filing Date)
Mark                     Reg. No.          Reg. Date         Country
----                     ----------        ---------         -------
COLEMAN & Design         2,070,684         6/10/97           United States
COLEMAN                  (75/011,070)      (10/26/95)        United States
COLEMAN & Design         (75/000,621)      (10/2/95)         United States
COLEMAN & Design         (844,163)         (5/2/97)          Canada






                                 SCHEDULE B

                              APPROVED OUTLETS

Ace
Ames
B.J.'s
Bradlees
Builders Square
Caldor
Canadian Tire
Cotter
Eagle Hardware
Fred Meyer
Hechinger/H.Q.
Hills
Home Base
Home Depot
Kmart
Longs Drug Stores
Lowes
Meijers
Menards
Orgill Bros.
Pergament
Price Costco
Sams
Scotty's
Sears
Target
WalMart





                                                                EXHIBIT 1

                         CONFIDENTIALITY AGREEMENT

            The Coleman Company, Inc., a Delaware corporation (the "Company"), acknowledges that it and its duly authorized representatives are to conduct certain inspections and examinations of Ranco Incorporated of Delaware, a Delaware corporation ("Licensee"), its contractors and suppliers, in accordance with Section 4(G) of the License Agreement, dated as of March 24, 1998 (the "License Agreement"), among the Company, Siebe plc, an English corporation, and Licensee. The Company further acknowledges that in the course of or in connection with such inspections and examinations, proprietary information may be disclosed to it and its representatives. The Company understands and agrees that such proprietary information is to be regarded as confidential and is not to be used by the Company or its representatives, or disclosed by the Company or its representatives to anyone other than responsible personnel of the Company or its representatives who agree to keep such proprietary information confidential and who are directly concerned with the performance and/or quality control under the License Agreement, without the prior written consent of Licensee.

            The foregoing understanding is subject only to the exception that the obligation to maintain confidential information obtained by the Company and its representatives shall not apply to (i) information that has been made public other than through breach of this agreement, (ii) information that was previously known to the Company or its representatives free of any obligation of confidentiality, (iii) information which was received by the Company or its representatives from a third party who is not under an obligation of confidentiality to Licensee, its contractors or suppliers and (iv) information that is required by law to be disclosed.

            The Company understands and agrees that no failure or delay by Licensee in exercising any right, power or privilege under this agreement shall operate as a waiver thereof.

            This agreement shall continue in effect during the term of, and for two (2) years after the termination or expiration of, the License Agreement.

            This agreement shall be governed by and construed under the laws of the State of New York, without regard to the conflict of laws principles thereof. The invalidity or unenforceability of any provision herein shall not affect the validity or enforceability of any other provision herein.

            This agreement contains the entire agreement between the Company and Licensee concerning the subject matter hereof and supersedes all previous agreements, written or oral, relating to the subject mater hereof. No modification of this agreement or waiver of the terms and conditions hereof shall be binding on the Company or Licensee, unless approved in writing by each of the undersigned and Licensee.

            This agreement may be executed in counterparts, each of which when executed shall be deemed to be an original, and all of such counterparts taken together shall constitute one and the same instrument.

Dated:

                              THE COLEMAN COMPANY, INC.


                              By: ___________________________________
                                  Name:
                                  Title:



Acknowledged and Agreed to:

RANCO INCORPORATED OF DELAWARE


By: __________________________
    Name:
    Title: